UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 14A

                   Proxy Statement Pursuant to Section 14 (a)

          Of the Securities and Exchange Act of 1934 (Amendment No. 1)


Filed by the Registrant                     [ ]

Filed by a Party other than the Registrant  [x]

Check the appropriate box:

     [x]  Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (As permitted by Rule 14a-6(e)(2))
     [ ]  Definitive Proxy Statement
     [ ]  Definitive Additional Materials
     [ ]  Soliciting Material Pursuant to Rule 14a-12


                           The Asia Pacific Fund, Inc.

                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (check the appropriate box):

     [ ]  No fee required

     [x]  Fee computed on table below per Exchange Act Rule 14a-6(I)(4) and 0-11

          1)   Title of class of securities to which transaction applies:

          2)   Aggregate number of securities to which transaction applies:

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act. Rule 0-11 (set forth the amount on which the filling fee is calculated and state how it was defined):

          4)   Proposed maximum aggregate value of transaction:

          5)   Total fee paid: US$ 145.00

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number of the Form or Schedule and the date of its filing.

          1)   Amount previously paid:

          2)   Form, Schedule, or Registration Statement No.:

          3)   Filing Party:

          4)   Date filed:



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


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                       PROXY STATEMENT OF ANALYTICAL ASSET
                        MANAGEMENT, LLC IN OPPOSITION TO

                  THE SOLICITATION BY THE BOARD OF DIRECTORS OF
                           THE ASIA PACIFIC FUND, INC.

                       ANNUAL MEETING OF THE SHAREHOLDERS
                            (To be held on 8/8/2001)

--------------------------------------------------------------------------------

                                                                    July 9, 2001


                     URGENT - THE FOLLOWING PROXY STATEMENT
                   REQUIRES YOUR IMMEDIATE ATTENTION. PLEASE
                    READ IT VERY CAREFULLY AND VOTE USING THE
                           ENCLOSED GREEN PROXY CARD.


Introduction

Dear Fellow Asia Pacific Fund Shareholder:

This Proxy Statement and the accompanying GREEN proxy card are being furnished to stockholders ("Stockholders") of The Asia Pacific Fund, Inc. (the "Fund") in connection with the solicitation of proxies by Analytical Asset Management LLC (the "Proponent"), to be used at the 2001 Annual Meeting (the "Annual Meeting"), of Stockholders of the Fund which is scheduled to be held at 9:00 A.M. local time on August 8, 2001 at the office of Sullivan and Cromwell, 125 Board Street, 33rd Floor, New York, New York 10004.

At the Annual Meeting, the Proponent will seek to elect to the Board of Directors of the Fund, a slate of three (3) nominees. We are writing to urge you to vote the GREEN proxy card at the Annual Meeting of the Fund AND DO NOT RETURN A WHITE PROXY CARD IN ANY FORM SUBSEQUENT TO SENDING THE GREEN ONE. We are asking for your vote. The following points merit your attention.

1. As you know from the Fund's own statements, about half of the current members of the Board of Directors do not own ANY shares in the Fund, and some are or were paid salaries by Baring Asset Management and affiliated companies ("the Management") which derive fees from our investment. The Proponent believes that the opposite combination is ideal for shareholders. For many years, Dr. Gunduz Caginalp has owned or has had voting power over more shares than the entire Board of Directors. Mr. Henry Laurent, who has voting control over the shares owned by Analytical Asset Management, also owns a significant number of shares. Neither Dr. Gunduz Caginalp nor Mr. Henry Laurent is affiliated with the Management. The Proponent believes that representation of shareholder interests on the Board is essential for (a) the enhancement of shareholder value, (b) an objective oversight of the performance of any management company, and (c) an examination (without conflict of interest) of fees and costs.

2. During the calendar year 2000 the average discount for the Fund was 26.40 %. This means that each $100 of shares at the traded price was worth not $126 but $136 at Net Asset Value (NAV). Last year the shareholders present or represented by proxy at the Annual Meeting voted nearly two to one in favor of liquidation. The Fund did not implement the shareholders' recommendation.

3. The Management and the Board of Directors have taken actions that were detrimental to our interest. These include: (1) Recommending the removal of a provision in the Fund's charter that would potentially offer stockholders the opportunity to receive the NAV of their shares at regular intervals; this action was approved at the 1991 annual meeting by a majority of voting stockholders; and (2) On May 13, 1995, the Fund's Board authorized an increase in the number of shares through a rights offering that was completed in September 15, 1995. A PREMIUM of 19% on May 12, 1995 devolved into a DISCOUNT of 7% by September 15, 1995. Stockholders thereby lost 26% of the market value due to this decline, and the Fund has traded at a discount ever since, except for a brief period in 1996 and 1998 during which the shares traded at a premium. The May 13, 1995 decision came just nine weeks after Management's financially distressed parent company, Barings PLC, was purchased by ING Group for one pound on March 5, 1995, and the Fund dipped temporarily into a discount for the first time in years. The Fund's share price dropped immediately following this uncertainty. Nevertheless, the Board authorized the rights offering for new shares; the offering has had the predictable consequences of increasing Management's fees while decreasing the price per share. If you feel that the Fund's shareholders deserve a management company with better judgment and more sincere concern for stockholders' interests, then vote FOR the proposal.

4. The Proponent believes that a number of actions could enhance shareholder value. These include (a) interval redemptions, where shareholders could redeem at NAV on a particular date each year; (b) converting the Fund to an open-end fund; or (c) liquidating the Fund. Interval redemptions for sufficiently large quantities of stock have reduced the discount for one large closed-end fund. Open-ending has been successful at numerous closed-end funds. This has the added advantage that the fees of the management company are automatically adjusted for performance. If these measures are not successful, liquidating the Fund will allow shareholders the option of investing in other open or closed-end funds that invest in the Asia-Pacific region.

5. At the Annual Meeting, one of the proposals will be to terminate the Management Company's contract and to recommend that in proposing a replacement management company, the Board shall consider a management company that has a commitment to promptly realize NAV. We ask you for your proxy to vote "FOR" this proposal.

6. The Nominating Committee of the Board of Directors refused to place our names in the Annual Meeting Proxy Statement on the grounds that our shares, like many others, are held in a brokerage account. Several of the Directors, however, do not own any shares. In effect, the Board has used your money engaging the Fund's attorneys in an attempt to deprive you of a choice. We believe that the Fund's shareholders deserve Directors whose interests are more aligned with theirs.

Please note that, if elected, the Directors we propose would be a minority of three among the eight Directors. Consequently, if the other Directors vote against what our nominees believe to be the shareholder's interests, our proposals would not be implemented. The Board could create numerous other obstacles to enhancing shareholder value. However, our presence on the Board is a first step toward realizing these goals.

If you have already returned the WHITE proxy card sent to you by the current Board and you want to elect US, you must return the GREEN proxy card with a date. Remember, only the last valid proxy card you submit counts and it supersedes any previous ones. Therefore, once you submit a GREEN proxy card, please do NOT sign and submit a later dated WHITE proxy card, as that will invalidate your vote for us. If you would like us to vote in a particular way on other matters, please write to us directly at the address provided to you on the GREEN proxy card. If you have any questions, please call Henry Laurent at (412) 731-3808.

Proposal No. 1: Removal of Management Company

The Proponent's proposal reads:

RESOLVED: THE INVESTMENT ADVISORY AGREEMENT BETWEEN THE FUND AND BARING ASSET MANAGEMENT (ASIA) LIMITED SHALL BE TERMINATED. THE SHAREHOLDERS STRONGLY RECOMMEND THAT THE DIRECTORS ONLY PROPOSE AS A REPLACEMENT ADVISOR AN INVESTMENT MANAGER HAVING A FIRM COMMITMENT TO PROMPLTY REALIZE NET ASSET VALUE FOR THE SHAREHOLDERS OF THE FUND.

Supporting statement:

     We stockholders  have witnessed the indifference of Baring Asset Management
(Asia) ltd. (the "Management") and the Board of Directors toward the value of our equity for many years. The clear result of this indifference is the dismal performance of our fund. At the annual meeting of 2000, stockholders present or represented at the meeting voted for liquidation by nearly two to one. The Management did not implement the stockholders' recommendation. During the year 2000, the discount averaged 26.40%. The simple arithmetic fact is that a discount of 26.40%, which is computed by dividing the dollar discount by the Net Asset Value (NAV), actually means that each investor would obtain 35.87% more if the NAV could be realized. In other words, each $100 of shares at the market price would be worth $135.87 if the NAV were realized. For 17,934,000 shares, this amounts to $59,182,200.

     The Management and Board of Directors have taken actions that were detrimental to our interests. These include: (1) Recommending the removal of a provision in the Fund's charter that would potentially offer stockholders the opportunity to receive the NAV of their shares at regular intervals; this action was approved at the 1991 annual meeting by a majority of the voting stockholders; and (2) On May 13, 1995, the Fund's Board authorized an increase in the number of shares through a rights offering that was completed on September 15, 1995. A PREMIUM of 19% on May 12, 1995 devolved into a DISCOUNT of 7% by September 15, 1995. Stockholders thereby lost 26% of the market value due to this decline, and the Fund has traded at a discount ever since, except for brief periods in 1996 and 1998 during which the shares traded at a premium. The May 13 decision came just nine weeks after Management's financially distressed parent company, Barings PLC, was purchased by ING Group for one pound on March 5, 1995, and the Fund dipped temporarily into a discount for the first time in years. The Fund's share price dropped immediately following this uncertainty. Nevertheless, the Board authorized the rights offering for new shares; the offering had the predictable consequences of increasing Management's fees while decreasing the price per share. If you believe that the Fund's shareholders deserve a management company with better judgment and a more sincere concern for stockholders' interests, then vote FOR the proposal.

     The Board and Management have had little interest in eliminating the discount. The steady stream of fees to Management is based upon the NAV, and the discount does not cost them anything. Furthermore, most of the Directors own no shares at all and have no direct interest in the trading price of the shares. Their interest in preserving and enhancing shareholder value will be very limited so long as the fund is closed-end, and without any mechanism to reduce the discount (such as open-ending or the possibility of unlimited redemption at NAV).

     However, they have a strong interest in maintaining high fees for Management. So long as we have this Management and Board of Directors, who, we believe, are beholden to Management, there is no reason for anything but the status quo to persist.

     If we shareholders vote to terminate the contract of Management, another Management Company must be ratified by our majority vote. Only then we can end the conflict between maximizing fees and maximizing shareholder value. This is one of the few direct rights guaranteed to shareholders by federal securities laws to ensure some accountability by management of the fund.

We urge you to vote FOR the Shareholder Proposal. This will initiate the process to explore the possibilities of open-ending, interval redemption or liquidation, if other measures to realize NAV are not possible.


Proposal No. 2: Amend Article XI of the Fund's Bylaws

Article XI of the Fund's Bylaws currently states: "The Board of Directors shall have the exclusive power to make, alter and repeal the Bylaws of the Corporation."

We believe that Article XI of the Fund's Bylaws is detrimental to the shareholders' rights and control. The value of a share is dependent in part on the extent of these rights. The elimination of these rights by Directors who stand to gain by enhancing fees for their parent company reduces the shareholder value on the open market. We would demand that Article XI be amended to read:
"The Shareholders shall have the exclusive power, by a majority vote, in accordance with Section 6, to make, alter and repeal the Bylaws of the Corporation." WE ARE URGING YOU TO VOTE FOR THE AMENDMENT OF ARTICLE XI ON THE GREEN PROXY CARD.

Proposal No. 3: Elimination of Article III Section 2 (c) of the Fund's Bylaws

Article III Section 2 (c) of the Fund's Bylaws, which is reprinted in the Appendix, imposes unusual and unreasonable conditions on the "Qualifications" of directors nominated by shareholders. An officer of the Fund is automatically qualified, but a shareholder can be qualified only by being a citizen of a particular set of countries outside of the United States of America or by being an Ambassador to one the countries in which the Fund currently invests in, or by satisfying other similarly restrictive conditions. The proponents are seeking your support to eliminate this offensive article. The Board recently amended the Bylaws to add these qualifications without any notice to or vote of shareholders. We believe that Article III Section 2 (c) of the Fund's Bylaws is detrimental to the shareholders' rights and control, and the value of a share is dependent in part on the extent of these rights. WE ARE URGING YOU TO VOTE FOR THE ELIMINATION OF ARTICLE III SECTION 2 (C) ON THE GREEN PROXY CARD.


Proposal No. 4: Election of Directors

Information Concerning the Soliciting Shareholder

Name, Age, Address, and Principal Business

Dr. Gunduz Caginalp
Age: 48
1124 South Braddock Ave, Ste. B
Pittsburgh, PA 15218

Dr. Caginalp has been a private investor for more than twenty years. He has owned, and has voting power over, financial instruments involving Asian securities for about ten years. He received his Ph.D. in 1978 from Cornell University and has since held academic appointments at major universities. Dr. Caginalp also serves as an investment consultant to Analytical Asset Management, LLC. Dr. Caginalp is an authority on closed-end funds from a mathematical, statistical and experimental perspective. He is the author of more than 70 papers in a number of fields and is an editor-in-chief of one journal and associate editor of another journal relating to financial markets. He is the recipient of numerous awards by private foundations sponsoring research in financial markets and is on the advisory board of one such foundation.

Name, Age, Address, and Principal Business

Principal Business
Henry Laurent
Age: 29
1124 South Braddock Ave, Ste. B
Pittsburgh, PA 15218

Currently, Mr. Laurent manages clients' investments through his investment advisory firm, Analytical Asset Management, LLC. Prior to serving as chief investment officer of Analytical Asset Management, LLC, he served as a financial analyst at the financial advisory firm of Grant Street Advisors and its affiliate companies, Grant Street Securities and MuniAuction (now known as Grant Street Group, Inc.), which are major municipal financial advisors and broker-dealers based in Pittsburgh, Pennsylvania. His academic qualifications include a master's degree in applied mathematics with an emphasis in finance and economics. Mr. Laurent has been a private investor for over five years.

Name, Age, Address, and Principal Business

Peter K. Blume
Age: 44
One Oxford Centre, 14th Floor
Pittsburgh, PA 15219

Mr. Blume is a partner in the Pittsburgh-based law firm of Thorp Reed & Armstrong, LLC. He has represented registered investment companies and investment advisers, including international funds, for more than 15 years, and has counselled the independent directors of investment companies with respect to a wide range of legal and business issues. Mr. Blume is a graduate of Yale University and the University of Notre Dame Law School, and serves as a lecturer for the Pennsylvania Bar Institue with respect to venture capital financing.

Other than fees that may be payable by the Fund to its directors, neither any nominee, nor Analytical Asset Management, LLC, nor any of their or its associates has any arrangement or understanding with any person with respect to any future employment by the Fund or by any affiliate of the Fund or with respect to any future transactions to which the Fund or any affiliate of the Fund will or may be a party.

The persons named as proxies on the enclosed GREEN proxy card intend, in the absence of contrary instructions, to vote all proxies they are entitled to vote FOR the election of the above persons, each of whom has consented to stand for election and serve if elected. If any nominee is unable to serve, an event not now anticipated, the proxies will be voted for such other person (who shall be disinterested), if any, as is designated by the persons named on the proxies.

Proposal No. 5: Investment management agreement to be submitted to an annual vote of stockholders.

     A beneficial owner of common stock of the Fund has informed the Fund that he intends to present a proposal for action at the Meeting.

The proponent's formal proposal (the proposal) is as follows:

RESOLVED: IT IS RECOMMENDED THAT THE FOLLOWING BY-LAW SHALL BE ADOPTED: "THE INVESTMENT MANAGEMENT AGREEMENT SHALL BE SUBMITTED TO SHAREHOLDER FOR A VOTE IN 2002 AND EVERY YEAR THEREAFTER. IF THE SHAREHOLDERS DO NOT APPROVE CONTINUANCE OF THE AGREEMENT, THE BOARD OF DIRECTORS MAY SUBSEQUENTLY APPROVE ITS CONTINUANCE IF NOT INCONSISTENT WITH STATE OR FEDERAL LAW. THE PROVISIONS OF THIS BY-LAW MAY BE AMENDED OR REPEALED ONLY BY SHAREHOLDERS."

The proponent of the proposal has furnished the following supporting statement to the Fund: "This shareholder proposal is about accountability and the failure of the Asia Pacific Fund's Investment Manager - Baring Asset Management ("Baring") to maximize our investment.

The Investment Company Act of 1940 requires the investment advisory agreement for every mutual fund to be "approved at least annually by the Board of Directors or by vote of majority of outstanding voting securities." Our Board of Directors has acted as if it alone had the power to approve the renewal of the investment advisory agreement because it has never once permitted the shareholders to vote on it.

Last year, the Asia Pacific Fund ("Fund") paid Baring $ 1,913,177 to manage the Fund. It is only fair that shareholders be able to vote "yea or nay" on the management contract each year. Such a vote will make the Investment Manager accountable - not just to a friendly Board of Directors - But also to the shareholders who actually pay the Manager's fees. The Proponent believes the Board members are beholden to Baring for their board seats - and the Board has not diligently considered other investment managers.

In July 2000, the shareholders of the Fund voted by 63.9% margin to liquidate and return all the cash proceeds to the shareholders. The undersigned believes this vote was a "nay" vote on the performance of Baring. Unfortunately, a shareholder proposal to liquidate (although passed by a nearly 2:1 margin) is not binding on the Board of Directors. I believe the Board did not implement it because they are too highly influenced by the Investment Manager, which underscores the need for shareholder approval of Baring's Management Contract.

The shareholder making this proposal owns 24,943 shares (held in his own account or via family members) in the Fund and has been in the Fund for more than 8 years.

This approval is designed to allow shareholders to annually review the Fund's lucrative Management Agreement and to have a future voice about which manager is qualified to manage our money. Please vote FOR this proposal."

THE PROPONENT CANNOT MAKE ANY RECOMMENDATION. THEREFORE, IN THE ABSENCE OF CONTRARY INSTRUCTIONS, THE PERSONS NAMED AS PROXIES ON THE GREEN PROXY CARD INTEND TO ABSTAIN FROM VOTING ON THIS MATTER.


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


How Proxies will be voted

If you wish to vote FOR the election of the nominees named above to the Board, you may do so by completing and returning ONLY the GREEN proxy card.

If you return a GREEN proxy card to the Proponent, your shares will be voted on this matter as you indicate. If you return a proxy card but do not indicate how your shares are to be voted on this matter, they will be voted FOR election to the Board of Dr. Gunduz Caginalp, Mr. Henry Laurent, and Mr. Peter Blume.

If you return a GREEN proxy card, you will be granting the persons named as proxies discretionary authority to vote on all matters that are brought before the meeting. This may include, among other things, matters relating to the conduct of the meeting.

Voting Requirements

If a quorum is not present at the Meeting, or if a quorum is present but sufficient votes to approve any proposals are not received, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies, consideration of matters of which we are not aware at this time, or negotiations with the incumbent directors. The proxies may also propose one or more adjournments for other legal reasons not currently foreseen. If an adjournment of the Meeting is proposed, the persons named as proxies on the GREEN proxy card will vote for or against such adjournment at their discretion. The proxies may also temporarily decline to attend the Meeting, thereby presenting a quorum to solicit additional proxies or for other legal reasons not currently foreseen. Please refer to the Fund's proxy statement for the voting requirements for each proposal.

Revocation of Proxies

You may revoke any proxy you give to the management or to the Proponent at any time prior to its exercise by (i) delivering a written revocation of your proxy to the Fund; (ii) executing and delivering later dated proxy to the Proponent or to the Fund or to our respective agents; or (iii) voting in person at the Meeting. (Attendance at the Meeting will not in and of itself revoke a proxy.) There is no limit on the number of times you may revoke your proxy prior to the Meeting. Only the latest dated properly signed proxy card will be counted.

Certain Considerations

In deciding whether to give your proxy to the persons named herein, you should consider the following:

Implementation of certain Board actions such as converting to an open end, interval fund, or liquidation may require shareholder approval, and no assurance can be given that such approval will be obtained. In addition, various costs, which would be borne indirectly by shareholders, may be associated with these actions, included but not limited to those associated with holding a special meeting of shareholders. We believe that such costs are far outweighed by the benefits of these actions to all shareholders. Such benefits would include the narrowing of the discount.

The Solicitation

Persons affiliated with or employed by the Proponent may assist the Proponent in the solicitation of proxies. They will not receive any special compensation for their services. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners of shares of Common stock for whom they hold shares of record.

Initially, the Proponent will bear all of the expenses related to this proxy solicitation. Because the Proponent believes that the shareholders will benefit from this solicitation, the Proponent intends to seek reimbursement of these expenses from the Fund.

Additional Proposal

The Proponent does not know of any business that will be presented for consideration at the Meeting other than set forth in this proxy statement and in the Fund's proxy statement. If any other matters are properly presented for consideration at the Meeting, it is the intention of the persons named as proxies in the enclosed GREEN proxy card to vote in accordance with their own best judgement on such matters.

Securities of the Fund purchased or sold within the past two years by the soliciting shareholders.

                                                            Current
Trade Date          Buy           Sell      Shares          Holding

01/01/1999                                                  17205
07/27/1999          X                        2000           19205
07/29/1999                         X         2000           17205
05/01/2000          X                        1100           18305
05/03/2000                         X         1100           17205
05/12/2000          X                        5000           22205
06/09/2000                         X         5000           17205
08/01/2000          X                         100           17305
09/08/2000          X                        2000           19305
10/05/2000          X                        1000           20305
10/19/2000          X                        2500           22805
12/12/2000                         TO        1790           21015
12/12/2000                         TO        5500           15515
01/31/2001                         X         3300           12215
03/22/2001          X                        5000           17215


Footnote:
     TO-Tender Offer

                                    Appendix

Article III Section 2 (c)

"(c) Qualification. To qualify as a nominee for a directorship, an individual, at the time of nomination, (i) shall have substantial expertise, experience or relationships relevant to the business of the Corporation and (ii) shall be at least one of the following: (A) a citizen of any country in the Asia-Pacific region in which the Corporation is authorized to make equity investments at the time of nomination (an "Asia-Pacific Country") or an individual for whom an Asia-Pacific Country has been a primary residence for at least five years; (B) a present or former director of, member of the supervisory board or senior executive officer of, or senior consultant to, (1) at least one company the securities of which, or of an affiliate or successor of which, are principally listed or traded on a securities exchange located in an Asia-Pacific Country or
(2) a securities exchange located in an Asia-Pacific Country; (C) a present or former ambassador, minister, consul or economic, financial or commercial attach of another country to an Asia-Pacific Country; (D) a present or former director or senior executive officer of an investment advisor or an administrator for the Corporation, or of any person controlling, or under common control with, an advisor or an administrator for the Corporation; (E) a present officer of the Corporation; (F) an individual who has served at least five years as a director, trustee or senior investment officer (or in a capacity comparable to any such position) of an investment company (as defined under the Investment Company Act of 1940, as amended, whether or not registered thereunder), the assets of which during that period have been invested primarily in securities of one or more Asia-Pacific Countries; and (G) an individual who has served at least five years as a senior executive officer with responsibility for directing or managing the operations in one or more Asia-Pacific Countries of a company with substantial operations in such Asia-Pacific Country or Countries. The Nominating Committee of the Board of Directors, in its sole discretion, shall determine whether an individual satisfies the foregoing qualifications. Any individual who does not satisfy the qualifications set forth under this subsection (c) shall not be eligible for nomination or election as a director."

                           THE ASIA PACIFIC FUND, INC.

          Proxy for the Annual Meeting of Stockholders, August 8, 2001

              THIS PROXY IS SOLICITED ON BEHALF OF ANALYTICAL ASSET
                                MANAGEMENT, LLC.

The undersigned stockholder of the Asia Pacific Fund, Inc. hereby appoints Mr. Henry Laurent and Dr. Gunduz Caginalp as proxies, each with the power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of the Asia Pacific Fund, Inc. held of record by the undersigned on June 1, 2001 at the Annual Meeting of Stockholders to be held on August 8, 2001, or any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS NAMED IN THIS PROXY, "FOR" PROPOSALS #1, #2, AND #3, AND "ABSTAIN" WITH RESPECT TO PROPOSAL 5, AND IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES HEREIN.

            PLEASE VOTE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY
                            IN THE ENCLOSED ENVELOPE

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

HAS YOUR ADDRESS CHANGED?_______________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Proposal  1:  Stockholder  proposal  to  terminate  the  Investment   Management
Agreement

[ ] For                  [ ] Against             [ ] Abstain

Proposal 2: Stockholder proposal to Amend Article XI of the Fund's Bylaws.

[ ] For                  [ ] Against             [ ] Abstain

Proposal 3: Stockholder proposal to Eliminate Article III Section 2(c) of the Fund's Bylaws.

[ ] For                  [ ] Against             [ ] Abstain

Proposal 4: Stockholder proposal to nominate Mr. Henry Laurent, Dr. Gunduz Caginalp, and Mr. Peter Blume to the Board of Directors of the Fund.

[ ] For                  [ ] Against             [ ] Abstain

Proposal 5: Stockholder proposal to recommend that the Board of Directors amend the Bylaws regarding the Annual Approval of the Investment Management Agreement.

[ ] For                  [ ] Against             [ ] Abstain


Mark box at right if an address change has been noted:                     [ ]

RECORD DATE SHARES:



--------------------------------------------------------------------------------
Stockholder Sign here              Co-owner sign here                 Date

PLEASE BE SURE TO SIGN AND DATE THIS PROXY